EXHIBIT 21.1

MIDAMERICAN ENERGY HOLDINGS COMPANY

SUBSIDIARIES AND JOINT VENTURES

Pursuant to Item 601(b)(21)(ii) of Regulation S-K, we have omitted certain subsidiaries (all of which, when considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of the end of our last fiscal year).

PPW Holdings LLC	Delaware

PacifiCorp	Oregon

MidAmerican Funding, LLC	Iowa

MHC Inc.	Iowa

MidAmerican Energy Company	Iowa

NVE Holdings, LLC	Delaware

NV Energy, Inc.	Nevada

Nevada Power Company d/b/a NV Energy	Nevada

Sierra Pacific Power Company d/b/a NV Energy	Nevada

NNGC Acquisition, LLC	Delaware

Northern Natural Gas Company	Delaware

KR Holding, LLC	Delaware

Kern River Gas Transmission Company	Texas

Northern Powergrid Holdings Company	England

CE Electric UK Holdings	England

Northern Powergrid Limited	England

Northern Electric plc.	England

Northern Powergrid (Northeast) Limited	England

Yorkshire Power Group Limited	England

Yorkshire Electricity Group plc.	England

Northern Powergrid (Yorkshire) plc.	England

MidAmerican Renewables, LLC	Delaware

MidAmerican Transmission, LLC	Delaware

HomeServices of America, Inc.	Delaware